Exhibit 99.1

For Immediate Release:

Steinway Reports 3rd Quarter 2004 Results

WALTHAM, MA - November 4, 2004 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended September 30, 2004.  Net sales rose from $83 million to $95 million, an increase of 15%.

During the third quarter, operating profit jumped 37% despite a negative impact of nearly $1.2 million, or $0.09 per share, associated with professional services fees related to regulatory compliance with the Sarbanes-Oxley Act.  In addition, the Company recorded a $0.9 million charge for its recent Leblanc acquisition.  The Company posted Basic EPS of $0.35, an increase of 67% over the third quarter of 2003.

Year to date, sales increased 10%, to $268 million, and gross margins improved 100 basis points to 28.3%.  Net income rose from $4.7 million to $8.9 million and Basic EPS was $1.10 compared to $0.53 in 2003.

Piano Operations

Third quarter piano sales increased 13% over the prior year period.  Led by strong domestic demand, unit shipments of Steinway grand pianos rose 8% worldwide.  Shipments of the Company’s mid-priced lines increased 10% as a result of improved demand both in the U.S. and overseas.  Gross margins increased from 31.7% to 36.3% due to favorable product mix, higher production levels and a strong domestic retail performance.

For the first nine months, piano sales increased 15%, to $138 million from $120 million.  Unit sales of Steinway grand pianos rose 11% and unit sales of mid-priced pianos increased 12%.  Gross margins increased from 32.6% to 35.1% for the nine-month period.

Band Operations

Band instrument sales increased 17% overall, with 6% growth on our base Conn-Selmer business. The sales increase was led by improved sales of student level instruments and continued strong demand for percussion products.  The recent addition of Leblanc contributed $4.5 million to this increase.  Gross margins fell from 23.5% to 18.3% in the third quarter of 2004.  Disruptions and inefficiencies resulting from plant consolidations and the realignment of domestic production levels negatively impacted gross margins.  A $.9 million charge to cost of sales that arose from the step up of Leblanc inventory also contributed to the decline.

For the first nine months, sales increased 5% to $130 million.  Gross margins slipped from 22.3% to 21.2% as the Company continued to sell through high cost inventory produced in 2003.  Severance payments associated with plant closures and charges to cost of sales for the step up of inventory also contributed to the decrease.

Comments

CEO Dana Messina remarked, “We are very pleased with our third quarter performance.  With two consecutive quarters of sales increases, we are confident that our band instrument business is turning around and that our strategy is working.  Sales of imported student instruments are now 25% of our student band sales.  While gross margins did not meet our expectations this quarter, we anticipate improvement as production volumes increase in our domestic facilities.”

Turning to piano operations, Messina said, “Our piano business did exceptionally well.  A strong performance in our retail business and additional sales of higher margin piano models had a significant positive impact on our results this quarter.  Also, improved wholesale demand has left us in a backorder position on most models.”

Charges associated with the step up of Leblanc inventory and severance associated with plant closures have negatively impacted Basic EPS by $0.17 year-to-date.  In the fourth quarter, the Company expects additional charges associated with the step up of inventory to reduce Basic EPS by approximately $0.13.  Currently, management expects Basic EPS of at least $1.70 for 2004 on a GAAP basis.

Conference Call

Management will be discussing the Company’s results and outlook for the remainder of 2004 on a conference call today beginning at 5:30 p.m. EST.  A live web cast and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance. The

Company also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to better understand the Company’s core operating performance on a going forward basis.  This Adjusted information also provides meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:                 Julie A. Theriault

Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2004	9/27/2003	9/30/2004	9/27/2003
Net sales	$94,653	$82,546	$268,402	$243,090
Cost of sales	68,757	59,655	192,378	176,654
Gross profit	25,896	22,891	76,024	66,436
	27.4%	27.7%	28.3%	27.3%

Operating expenses	18,299	17,336	53,116	51,667
Income from operations	7,597	5,555	22,908	14,769
Interest expense, net	3,690	3,189	10,254	9,168
Other income, net	(806)	(699)	(2,152)	(2,032)
Income before taxes	4,713	3,065	14,806	7,633
Provision for income taxes	1,885	1,227	5,920	2,952
Net income	$2,828	$1,838	$8,886	$4,681

Earnings per share - basic	$0.35	$0.21	$1.10	$0.53
Earnings per share - diluted	$0.34	$0.21	$1.06	$0.53

Weighted average common shares - basic	7,998	8,931	8,055	8,914
Weighted average common shares - diluted	8,282	8,932	8,386	8,915

Condensed Consolidated Balance Sheets

	9/30/2004	9/27/2003	12/31/2003
Cash	$14,118	$18,713	$42,283
Receivables, net	107,076	94,638	76,403
Inventories	176,392	153,935	152,029
Other current assets	17,287	15,012	17,555
Total current assets	314,873	282,298	288,270

Property, plant and equipment, net	100,665	97,897	98,937
Other assets	66,023	54,399	58,458
Total assets	$481,561	$434,594	$445,665

Notes payable and current portion of long-term debt	$10,427	$9,159	$10,638
Other current liabilities	59,723	47,733	50,666
Total current liabilities	70,150	56,892	61,304

Long-term debt	229,742	187,627	185,964
Other liabilities	46,042	50,303	45,762
Stockholders’ equity	135,627	139,772	152,635
Total liabilities and stockholders’ equity	$481,561	$434,594	$445,665

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 9/30/04				Three Months Ended 9/27/03
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net sales	$94,653	$—		$94,653	$82,546	$—		$82,546
Cost of sales	68,757	(932	)(1)	67,825	59,655	(260	)(3)	59,395

Gross profit	25,896	932		26,828	22,891	260		23,151
	27.4%			28.3%	27.7%			28.0%

Operating expenses	18,299	—		18,299	17,336	(2,075	)(4)	15,261

Income from operations	7,597	932		8,529	5,555	2,335		7,890

Interest expense, net	3,690	—		3,690	3,189	—		3,189
Other income, net	(806)	—		(806)	(699)	—		(699)

Income before taxes	4,713	932		5,645	3,065	2,335		5,400

Provision for income taxes	1,885	373	(2)	2,258	1,227	935	(2)	2,162

Net income	$2,828	$559		$3,387	$1,838	$1,400		$3,238

Earnings per share:
Basic	$0.35			$0.42	$0.21			$0.36
Diluted	$0.34			$0.41	$0.21			$0.36

Weighted average common shares:
Basic	7,998			7,998	8,931			8,931
Diluted	8,282			8,282	8,932			8,932

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)   Reflects charges related to the step up of Leblanc inventory.

(2)   Reflects the tax effect of Adjustments at the Company’s effective rate for the quarter.

(3)   Reflects employee severance costs associated with plant closures.

(4)   Reflects asset impairment charges related to plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Nine Months Ended 9/30/04				Nine Months Ended 9/27/03
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net sales	$268,402	$—		$268,402	$243,090	$—		$243,090
Cost of sales	192,378	(2,376	)(1)	190,002	176,654	(3,421	)(4)	173,233

Gross profit	76,024	2,376		78,400	66,436	3,421		69,857
	28.3%			29.2%	27.3%			28.7%

Operating expenses	53,116	76	(2)	53,192	51,667	(2,075	)(5)	49,592

Income from operations	22,908	2,300		25,208	14,769	5,496		20,265

Interest expense, net	10,254	—		10,254	9,168	—		9,168
Other income, net	(2,152)	—		(2,152)	(2,032)	—		(2,032)

Income before taxes	14,806	2,300		17,106	7,633	5,496		13,129

Provision for income taxes	5,920	920	(3)	6,840	2,952	2,126	(3)	5,078

Net income	$8,886	$1,380		$10,266	$4,681	$3,370		$8,051

Earnings per share:
Basic	$1.10			$1.27	$0.53			$0.90
Diluted	$1.06			$1.22	$0.53			$0.90

Weighted average common shares:
Basic	8,055			8,055	8,914			8,914
Diluted	8,386			8,386	8,915			8,915

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)   Reflects $1,444 of employee severance costs associated with plant closures; and $932 of charges relating to the step up of Leblanc inventory.

(2)   Reflects gain on sale of equipment associated with plant closures.

(3)   Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(4)   Reflects $1,903 paid in accordance with the terms of expired labor contracts; $1,258 impact of labor strikes; and $260 of employee severance costs associated with plant closures.

(5)   Reflects asset impairment charges related to plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Cash Flows from Operating Activities to EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	9/30/2004	9/27/2003
Cash flows from operating activities	$2,928	$12,516
Changes in operating assets and liabilities	2,681	(5,396)
Income taxes, net of deferred tax benefit	1,990	744
Net interest expense	3,690	3,189
Other	(71)	(56)
Non-recurring, infrequent or unusual cash charges	932	260
EBITDA	$12,150	$11,257

	Nine Months Ended
	9/30/2004	9/27/2003
Cash flows from operating activities	$(7,789)	$5,727
Changes in operating assets and liabilities	24,338	9,709
Income taxes, net of deferred tax benefit	6,243	2,721
Net interest expense	10,254	9,168
Other	167	(235)
Non-recurring, infrequent or unusual cash charges	2,300	3,421
EBITDA	$35,513	$30,511